                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             __________________

                              AMENDMENT NO. 2

                                     TO

                                  FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



                          Date of Report: May 11, 1998



                     ASPECT TELECOMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)



         CALIFORNIA                                               95-3962471
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                               1730 FOX DRIVE
                      SAN JOSE, CALIFORNIA  95131-2312
             (Address of principal executive offices) (Zip code)


                               (408) 325-2200
            (Registrant's telephone number, including area code)

This Current Report on Form 8-K/A is being filed to amend the Current Report on Form 8-K/A as filed by the Registrant on July 24, 1998 to reflect the restatement of the Registrant's condensed consolidated financial statements for the quarters ended June 30, 1998 and September 30, 1998. See Item 7. (b) in this Current Report on Form 8-K/A for a discussion of the basis for such restatement.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On May 11, 1998, pursuant to an Agreement and Plan of Merger dated April 1, 1998 (the "Merger Agreement") among the Registrant, Venus Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant ("Sub"), and Voicetek Corporation, a Massachusetts corporation ("Voicetek"), related Articles of Merger dated May 11, 1998 between Sub and Voicetek filed with the Secretary of State of the Commonwealth of Massachusetts, and a related Certificate of Merger dated May 11, 1998 filed with the Secretary of State of the State of Delaware, Sub was merged with and into Voicetek and Voicetek, as the surviving corporation, became a wholly-owned subsidiary of the Registrant ("The Merger").

     Pursuant to the Merger Agreement, the Registrant paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding, converted all outstanding Voicetek options into options to purchase approximately 450,000 shares of Registrant's common stock, and assumed certain operating assets and liabilities of Voicetek. The Registrant has recorded a one-time charge against after-tax earnings of $9.9 million for purchased in-process technology and development expense in the quarter ended June 30, 1998. The source of the funds paid by the Company under the Merger Agreement was the Company's cash and cash equivalents and short-term investments. The purchase price was agreed upon in arms' length negotiation of the terms of the Merger. The Registrant received an opinion from its financial advisor that the Merger was fair to the Registrant's shareholders from a financial point of view. The Merger was treated by the Registrant as a purchase for accounting purposes.

     Voicetek is a leading provider of software platforms and application solutions, including highly scalable, mission-critical interactive voice response (IVR) and network-deployed enhanced services solutions.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a)   Financial Statements of Business Acquired.

           Audited financial statements of Voicetek Corporation as of December 31, 1997 and 1996 and for the two years ended December 31, 1997 as well as unaudited condensed financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are attached hereto and filed herewith.


     (b)   Pro Forma Financial Information.

           Subsequent to the issuance of the Company's June 30, 1998 condensed consolidated financial statements, the Securities and Exchange Commission (the SEC) issued new guidance on its views regarding the valuation methodology used in determining purchased in-process technology expensed on the date of acquisition. The Company has had discussions with the SEC staff concerning the valuation of purchased in-process technology and other intangible assets acquired in connection with the acquisition of Voicetek Corporation in May 1998 (see "Business Combinations" note). As a result of these discussions, the Company has modified its methods used to value the purchased in-process technology and other intangible assets.
     The revised valuation is based on management estimates of the after-tax net cash flows and gives explicit consideration to the SEC's views on purchased in-process technology as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. As a result of the revised valuation, the amount of purchase price allocated to in-process technology decreased from $68.2 million to $9.9 million and the amount ascribed to other intangible assets increased from $17.8 million to $89.8 million, including the impact of deferred taxes of $1.4 million and $15.2 million respectively. The Registrant's condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1998 and September 30, 1998 have been restated to reflect the revised valuation. The attached unaudited pro forma condensed combining financial statements have also been similarly restated to reflect the revised valuation amounts.

           The attached unaudited pro forma condensed combining financial statements for the year ended December 31, 1997 and as of and for the three months ended March 31, 1998 give effect to the purchase of Voicetek as of the beginning of the periods presented, whereby Aspect Telecommunications ("Aspect") paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding, converted all outstanding Voicetek options into options to purchase approximately 450,000 shares of Registrant's common stock, and assumed certain operating assets and liabilities of Voicetek. Accordingly, the acquired assets and liabilities were recorded at their estimated fair market value at the date of acquisition. The pro forma condensed combining statements of operations assume that the acquisition took place at the beginning of the earliest period presented and combine Aspect's and Voicetek's results of operations for the year ended December 31, 1997 and the three months ended March 31, 1998. The unaudited pro forma condensed combining balance sheet combines Aspect's balance sheet as of March 31, 1998 with the Voicetek balance sheet as of March 31, 1998, giving effect to the acquisition as if it had occurred on March 31, 1998.

           The pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

           The pro forma condensed combining financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes thereto of Aspect Telecommunications Corporation previously filed and the historical financial statements and related notes thereto of Voicetek Corporation included herein.

           The following financial statements are attached hereto and filed herewith:

           Audited financial statements of Voicetek Corporation as of December 31, 1997 and 1996 and for the two years in the period ended December 31, 1997.

           Unaudited condensed balance sheet of Voicetek Corporation as of March 31, 1998 and unaudited statements of operations and cash flows for the three months ended March 31, 1998 and 1997.

           Unaudited pro forma condensed combining financial statements of Aspect Telecommunications Corporation as of March 31, 1998 and for the year and three months ended December 31, 1997 and March 31, 1998,respectively.


     (c)   Exhibits.

            2.1 * Agreement and Plan of Merger dated April 1, 1998, among the Registrant, Venus Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant, and Voicetek Corporation, a Massachusetts corporation.

           20.2 *    Press release of the Company dated May 11, 1998.

           23.1 *    Independent Auditors' Consent.


     * Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       ASPECT TELECOMMUNICATIONS CORPORATION
                                       (Registrant)



Date:  January 18, 1999                By:   /s/ Eric J. Keller
                                           ---------------------------------
                                           Eric J. Keller
                                           Vice President, Finance and Chief
                                           Financial Officer (Principal
                                           Financial and Accounting Officer)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                   PAGE
                                                                                                   ----
Voicetek Corporation
--------------------

Report of Independent Auditors....................................................................  F-3
Balance Sheets at December 31, 1997 and 1996......................................................  F-4
Statements of Operations for the Years Ended December 31, 1997 and 1996...........................  F-5
Statements of Stockholders' Deficit for the Years Ended December 31, 1997 and 1996................  F-6
Statement of Cash Flows for the Years Ended December 31, 1997 and 1996............................  F-7
Notes to Financial Statements.....................................................................  F-8
Unaudited Condensed Balance Sheets at March 31, 1998 and December 31, 1997........................  F-22
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 1998 and 1997...  F-23
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 1998 and 1997...  F-24
Notes to Condensed Financial Statements...........................................................  F-25

Aspect Telecommunications Corporation
-------------------------------------

Pro Forma Condensed Combining Balance Sheet as of March 31, 1998..................................  F-26
Pro Forma Condensed Combining Statement of Operations for the year ended December 31, 1997........  F-27
Pro Forma Condensed Combining Statement of Operations for the Three Month Period Ended
       March 31, 1998.............................................................................  F-28
Notes to Pro Forma Condensed Combining Financial Statements.......................................  F-29

                            VOICETEK CORPORATION

                            FINANCIAL STATEMENTS

               FOR THE YEARS ENDED DECEMBER 31, 1997 and 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Voicetek Corporation:

We have audited the accompanying balance sheets of Voicetek Corporation as of December 31, 1997 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voicetek Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has limited available financing to fund operations, and has preferred stock which becomes redeemable in July 1998, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                /s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
March  25, 1998

                             VOICETEK CORPORATION

                                BALANCE SHEETS

                       as of December 31, 1997 and 1996
                                (in thousands)

                                ASSETS                                              1997            1996
                                                                                  --------        --------
Current assets:
  Cash and cash equivalents                                                       $     96        $     --
  Accounts receivable, less allowances of $591 and $70 in 1997 and 1996,
     respectively                                                                    6,826           7,460
  Unbilled accounts receivable                                                         866             440
  Inventories                                                                        2,177           1,188
  Deferred taxes                                                                        --           2,728
  Other current assets                                                                 751             388
                                                                                  --------        --------
        Total current assets                                                        10,716          12,204
Property and equipment, net                                                          3,445           1,900
Intangible assets, net                                                                  44              25
Deferred taxes                                                                          --           1,886
                                                                                  --------        --------
        Total assets                                                              $ 14,205        $ 16,015
                                                                                  ========        ========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                                $  2,808        $  1,705
  Current portion of debt                                                            3,654           2,841
  Accrued expenses                                                                   2,205           2,300
  Deferred revenues                                                                    685             762
                                                                                  --------        --------
        Total current liabilities                                                    9,352           7,608
Long-term debt, less current portion                                                 3,360             236

Redeemable convertible preferred stock, at liquidation preference                   12,502          11,297

Commitments and contingencies (Note 8)

Stockholders' deficit:
  Common stock, $.01 par value; 20,000,000 shares authorized, 483,989, and
    450,916 shares issued and outstanding at
    December 31, 1997 and 1996, respectively                                             5               5
Additional paid-in capital                                                           6,210           7,087
Accumulated deficit                                                                (17,224)        (10,218)
                                                                                  --------        --------
        Total stockholders' deficit                                                (11,009)         (3,126)
                                                                                  --------        --------
            Total liabilities and stockholders' deficit                           $ 14,205        $ 16,015
                                                                                  ========        ========

   The accompanying notes are an integral part of the financial statements.

                             VOICETEK CORPORATION

                           STATEMENTS OF OPERATIONS

                for the years ended December 31, 1997 and 1996

                                (in thousands)

                                                                                       1997          1996
                                                                                     --------      --------
Revenues:
   Systems                                                                           $ 21,314      $ 16,239
   Services                                                                             7,503         5,862
                                                                                     --------      --------
      Total revenues                                                                   28,817        22,101

Cost of revenues:
   Systems                                                                              6,850         5,183
   Services                                                                             4,937         3,161
                                                                                     --------      --------
      Total cost of revenues                                                           11,787         8,344
                                                                                     --------      --------

Gross profit                                                                           17,030        13,757

Operating expenses:
   Research and development                                                             7,596         5,771
   Sales and marketing                                                                  8,161         5,435
   General and administrative                                                           2,773         1,629
                                                                                     --------      --------
      Total operating expenses                                                         18,530        12,835
                                                                                     --------      --------

Income (loss) from operations                                                          (1,500)          922

Interest expense                                                                         (546)         (229)
Other income (expense), net                                                              (342)           11
                                                                                     --------      --------
      Income (loss) before (benefit from) provision for income taxes                   (2,388)          704

(Benefit from) provision for income taxes                                               4,618        (3,359)
                                                                                     --------      --------
      Net income (loss)                                                                (7,006)        4,063
Accretion of redeemable convertible preferred stock to
   redemption value                                                                     1,205         1,096
                                                                                     --------      --------
Net income (loss) available to common stockholders                                   $ (8,211)     $  2,967
                                                                                     ========      ========

   The accompanying notes are an integral part of the financial statements.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                for the years ended December 31, 1997 and 1996
                                (in thousands)


                                                                                   ADDITIONAL                         TOTAL
                                                          COMMON STOCK              PAID-IN       ACCUMULATED      STOCKHOLDERS'
                                                      SHARES        AMOUNT          CAPITAL         DEFICIT           DEFICIT
                                                      ------        ------          -------         -------           -------
Balance at December 31, 1995                            381         $   4          $  8,024       $ (14,281)        $  (6,253)

Stock options exercised                                  50             1                 5                                 6

Conversion of stockholder note payable                   20            --               154                               154

Accretion of redeemable convertible preferred
   stock to redemption value                                                         (1,096)                           (1,096)

Net income                                                                                            4,063             4,063
                                                      ------        ------          -------       ---------         ---------
Balance at December 31, 1996                            451             5             7,087         (10,218)           (3,126)

Stock options exercised                                  33            --                33                                33

Issuance of warrants pursuant to debt agreement                                         295                               295

Accretion of redeemable convertible preferred
 stock to redemption value                                                           (1,205)                           (1,205)

Net loss                                                                                             (7,006)           (7,006)
                                                      ------        ------          -------       ---------         ---------
Balance at December  31, 1997                           484         $   5           $ 6,210       $ (17,224)        $ (11,009)
                                                      ======        ======          =======       =========         =========

   The accompanying notes are an integral part of the financial statements.

                             VOICETEK CORPORATION

                           STATEMENTS OF CASH FLOWS

                for the years ended December 31, 1997 and 1996
                                (in thousands)


                                                                                            1997           1996
                                                                                          --------       --------
Cash flows from operating activities:
   Net income (loss)                                                                      $ (7,006)      $  4,063
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization                                                           1,121            716
     Provision for doubtful accounts                                                           521             25
     Accrued interest converted into common stock                                               --             19
     Deferred taxes                                                                          4,614         (3,414)
     Changes in operating assets and liabilities:
       Accounts receivable                                                                     113         (3,967)
       Unbilled accounts receivable                                                           (426)            68
       Inventories                                                                            (989)          (314)
       Other current assets                                                                   (363)          (224)
       Accounts payable                                                                      1,103            659
       Accrued expenses                                                                        (95)         1,503
       Deferred revenues                                                                       (77)           342
                                                                                          --------       --------
             Net cash used in operating activities                                          (1,484)          (524)
                                                                                          --------       --------
Cash flows from investing activities:
   Additions to property and equipment                                                      (2,666)        (1,771)
   Acquisition of intangible assets                                                            (19)           (25)
                                                                                          --------       --------
             Net cash used in investing activities                                          (2,685)        (1,796)
                                                                                          --------       --------
Cash flows from financing activities:
   Net increase (decrease) in revolving line of credit                                         510             --
   Proceeds from long-term debt and warrants                                                 3,923          2,152
   Proceeds from exercise of stock options                                                      33              6
   Payments on long-term debt                                                                 (201)            --
                                                                                          --------       --------
             Net cash provided by financing activities                                       4,265          2,158
                                                                                          --------       --------
Net change in cash and cash equivalents                                                         96           (162)

Cash and cash equivalents, beginning of year                                                    --            162
                                                                                          --------       --------
Cash and cash equivalents, end of year                                                    $     96       $     --
                                                                                          ========       ========

Supplemental disclosure of cash flow information:
   Interest paid                                                                          $    546       $    217
   Taxes paid                                                                             $     18       $     50
Supplemental disclosure of noncash financing transactions:
   Conversion of related party note payable to common stock                               $     --       $    154

   The accompanying notes are an integral part of the financial statements.

                             VOICETEK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS:

        Voicetek Corporation, a Massachusetts corporation, (the "Company") was incorporated in 1981 and operates in one business segment. The Company develops, markets and supports interactive communications systems. The Company's principal market and its operations are located in the United States.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        RISKS AND UNCERTAINTIES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables include receivables from significant customers. The Company's customers are concentrated in one industry segment, the telecommunications industry, and, historically, a significant portion of the Company's revenues have been to a limited number of customers within this industry. The Company does not require collateral or other security to support customer receivables. The Company maintains reserves for credit losses and such losses have been within management's expectations. The Company's allowances amounted to $591,000 and $70,000 at December 31, 1997 and 1996, respectively. The provision charged to the Statement of Operations was $521,000 and $39,000 in 1997 and 1996, respectively, and write-offs against the allowances were $0 and $14,000 in 1997 and 1996, respectively.

        CASH AND CASH EQUIVALENTS

        The Company's policy is to include amounts as cash and cash equivalents that are short-term, highly liquid investments purchased with a remaining maturity of three months or less.

        INVENTORIES

        Inventories, consisting primarily of purchased components, including materials, labor and overhead, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                                   Continued

                             VOICETEK CORPORATION

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the following estimated useful lives:

     Equipment                   3 to 7 years
     Furniture and fixtures      3 to 5 years
     Leasehold improvements      The shorter of the lease term or the life of
                                 the asset

     Expenditures for major improvements which substantially increase the useful lives of assets are capitalized. Repair and maintenance costs are expensed as incurred. When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in results of operations.

     RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility and for significant product enhancements are capitalized until the product is available for general release to customers, and amortized to cost of revenues. Amortization of capitalized software costs is recognized on the greater of the straight-line basis over the estimated economic lives of the related products, and the ratio of current gross revenues to total current and expected future gross revenues of the related products. The Company did not capitalize any software development costs during 1997 and 1996 because the amounts eligible for capitalization were immaterial.

     REVENUE RECOGNITION

     The Company recognizes product and license revenues upon execution of a contract and shipment to customers provided that no significant vendor obligations remain outstanding and collection of the resulting receivable is deemed probable by management. If insignificant vendor obligations remain after shipment of the product, the Company accrues for the estimated costs of such obligations. Additionally, the Company accrues for warranty costs upon shipment. Revenue from post-customer support (maintenance) contracts is recognized ratably over the life of the contract, generally one year. Revenue from training and consulting is recognized as the services are provided. For certain contracts eligible under AICPA Statement of Position No. 81-1, revenue is recognized using the percentage-of-completion accounting method based upon an efforts-expended method. In all cases, changes to total estimated costs and anticipated losses, if any, are recognized in the period in which determined. The percentage-of-completion method requires estimates of costs to complete which may differ from actual costs.

                                   Continued

                             VOICETEK CORPORATION

     UNBILLED ACCOUNTS RECEIVABLE

     Unbilled accounts receivable represents revenue recognized for contracts accounted for under the percentage-of-completion method which had not been billed at the balance sheet date. All amounts are expected to be collected within one year. There are no amounts included in accounts receivable or unbilled accounts receivable which represent retainages.

     INCOME TAXES

     The Company provides for income taxes using the liability method whereby recognition of deferred tax liabilities and assets is based on expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company provides for a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

3.   PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:


                                                   DECEMBER 31,
                                                 ----------------
                                                  1997      1996
                                                 ------    ------
                                                  (IN THOUSANDS)
Equipment                                        $6,547    $4,511
Furniture and fixtures                              623       422
Leasehold improvements                              599       258
Construction in progress                             88        --
                                                 ------    ------

                                                  7,857     5,191
Less accumulated depreciation and amortization    4,412     3,291
                                                 ------    ------
                                                 $3,445    $1,900
                                                 ======    ======

                                   Continued

                             VOICETEK CORPORATION

     Equipment under capital leases consists of the following:

                                                   DECEMBER 31,
                                                 ----------------
                                                  1997      1996
                                                 ------    ------
                                                  (IN THOUSANDS)
Equipment                                        $  178    $  211
Less accumulated amortization                       178       184
                                                 ------    ------
                                                 $   --    $   27
                                                 ======    ======

     Depreciation and amortization expense was approximately $1,121,000 and $716,000 for 1997 and 1996, respectively.



4.   INVENTORIES:

     Inventories consists of the following:

                                                   DECEMBER 31,
                                                 ----------------
                                                  1997      1996
                                                 ------    ------
                                                  (IN THOUSANDS)
Raw materials (purchased components)             $1,588    $  885
Work in process                                     157        67
Finished goods                                      432       236
                                                 ------    ------
         Total inventories                       $2,177    $1,188
                                                 ======    ======

5.   REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT:

     REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The authorized, issued and outstanding preferred stock of the Company consists of Redeemable Convertible Preferred Stock (issued and outstanding: 5,455,713 shares of Senior Preferred ("Senior") and 679,803 shares of Junior Preferred Series 1 ("Junior Series 1") and 729,758 shares of Junior Preferred Series 2 ("Junior Series 2"), respectively) (together the "Preferred Stock").

                                   Continued

                             VOICETEK CORPORATION

     The carrying amounts of the Preferred Stock were the same as the respective redemption amounts, and were as follows:

                           DECEMBER 31,
                        ----------------
                          1997     1996
                        -------   -------
                         (IN THOUSANDS)
Senior Preferred        $ 8,002   $ 7,228
Junior Series 1           2,889     2,611
Junior Series 2           1,611     1,458
                        -------   -------

Total                   $12,502   $11,297
                        =======   =======

     VOTING

     The Preferred Stock has the same voting rights as common stock on an as-converted basis.

     DIVIDENDS

     The holders of Preferred Stock have the right to receive out of funds legally available cumulative dividends, when and if declared by the Board of Directors. The dividends for the Senior, Junior Series 1, and Junior Series 2 shares shall be at the annual rate of $0.10, $0.25 and $0.13 per share, respectively. Holders of Senior, Junior Series 1 and Junior Series 2 Preferred Stock shall also be entitled to an annual 10% interest on unpaid dividends, as defined.

     LIQUIDATION

     Upon any liquidation, dissolution or winding up of the Company the holders of Preferred Stock are entitled to receive the liquidation preference (as defined) plus any declared and unpaid dividends before any distribution may be made to common stockholders.

     CONVERSION

     Each share of Senior, Junior Series 1 and Junior Series 2 Preferred Stock is convertible, on a two-for-three basis, into shares of common stock at the option of the holders. The conversion rate is adjustable for certain dilutive events.

     REDEMPTION

     The Preferred Stock is redeemable at the option of the holder at any time on or after July 31, 1998, for Senior, Junior Series 1 and Junior Series 2 shares at redemption prices per share of $1.005785, $2.501729 and $1.329820, respectively, plus all accrued but unpaid dividends at per share amounts of $0.10, $0.25 and $0.13 for Senior, Junior Series 1 and Junior Series 2, respectively, on a per annum basis plus 10% interest. This redemption date was extended from July 31, 1997, by certain holders of Preferred Stock in February 1997.

                                   Continued

                             VOICETEK CORPORATION

     COMMON STOCK SPLIT

     In February 1997, the Board of Directors authorized, and the shareholders later approved, a reverse two-for-three stock split of the Company's common stock. All share and per share amounts have been restated in these financial statements to reflect the reverse stock split.

     WARRANTS

     In September 1997, the Company issued warrants for the purchase of 191,327 shares of the Company's common stock at an exercise price of $7.84 per share, vesting immediately with a term of seven years. These warrants were issued in conjunction with a new debt arrangement (see
     Note 7). The fair market value of these warrants at the date of issuance was $295,000.

     STOCK OPTION PLANS

     1992 EQUITY INCENTIVE PLAN

     In 1992, the Company amended its previous qualified stock option plan and established the 1992 Equity Incentive Plan (the "1992 Plan"). Options granted under the 1992 Plan vest over a period of four years. The options expire ten years from the date of grant.

     1996 STOCK OPTION PLAN

     The Company's 1996 Stock Option Plan (the "1996 Option Plan") was adopted by the Board of Directors of the Company in August 1996. The 1996 Option Plan provides for the grant of stock options to key employees (including officers who may be members of the Company's Board of Directors), directors who are not employees and consultants to Company. Under the 1996 Option Plan, the Company could grant options intended to qualify as incentive stock options within the meaning of
     Section 422A of the Code, and options not intended to qualify as incentive stock options. Options granted under the 1996 Stock Option Plan vest over a period of four years. The options expire ten years from date of grant. A total of 333,333 shares of Common Stock were originally authorized for issuance under the 1996 Option Plan. Effective January 1, 1997 and each January 1 thereafter through January 1, 2006, the number of shares of Common Stock authorized for issuance under the 1996 Option Plan shall be increased cumulatively such that the number of shares of Common Stock subject to the 1996 Option Plan shall equal 15% of the total number of fully diluted shares of Common Stock (excluding shares of Common Stock issuable upon the exercise of options to purchase Common Stock granted under the Company's 1996 Director Option Plan, as defined below) as of the close of business on December 31 of the preceding year.

     1996 DIRECTOR OPTION PLAN

     The Company's 1996 Stock Option Plan for Non-Employee Directors and Clerk (the "1996 Director Option Plan") was adopted by the Board of Directors of the Company in August 1996. The 1996 Director Option Plan provides for the grant of stock options to the Clerk and Directors who are not employees of the Company. Under the 1996 Director Option Plan, the Company

                                   Continued

                             VOICETEK CORPORATION
     could grant options not intended to qualify as incentive stock options within the meaning of Section 422A of the Code. Options granted under the 1996 Director Option Plan vest over a period of four years. The options expire ten years from the date of grant. A total of 60,000 shares of Common Stock were originally authorized for issuance under the 1996 Director Option Plan.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for periods beginning after December 15, 1995. SFAS No. 123 requires that companies either recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value, or provide pro forma disclosures of net income in the notes to the financial statements. The Company has adopted the pro forma disclosure provision of SFAS No. 123 effective in 1996 and has applied Accounting Principles Board Opinion 25 "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its plans. Accordingly, compensation cost of stock options granted to employees and directors is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount that must be paid to acquire the stock. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for the awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amount indicated below:

                                           1997           1996
                                         --------      ----------
                                         NET LOSS      NET INCOME
                                         --------      ----------
     As reported                        $  (7,006)    $   4,063

     Pro forma                          $  (7,121)    $   3,893

     The fair value of each option granted during 1997 and 1996 is estimated on the date of grant using the minimum value method utilizing the following weighted-average assumptions: (1) weighted average risk-free interest rates of 6.6% and 6.8% in 1997 and 1996, respectively, (2) expected option life of 8 years and 10 years in 1997 and 1996, respectively and (3) expected dividend yield of 0 for both years.

     The effects of applying SFAS 123 for the purposes of pro forma disclosures may not be indicative of the effects on reported net income
     (loss) for future years, as the pro forma disclosures include the effects of only those awards granted after January 1, 1995.

                                   Continued

                             VOICETEK CORPORATION

     Information with respect to options granted under all stock option plans is as follows:

                                                            1997                           1996
                                                -------------------------        -------------------------
                                                                 WEIGHTED                         WEIGHTED
                                                                 AVERAGE                          AVERAGE
                                                                PRICE PER                        PRICE PER
                                                   SHARES         SHARE             SHARES         SHARE
                                                ----------     ----------        ----------     ----------
Options outstanding at beginning
   of year January 1,                             759,775        $ 1.546           714,074       $  0.432

Granted                                           380,873        $ 4.000           155,827       $  6.740
Exercised                                         (32,238)       $ 1.026           (49,746)      $  0.111
Canceled                                          (71,421)       $ 5.018           (60,380)      $  2.957
                                               ----------     ----------        ----------     ----------

Options outstanding at end of year
   December 31,                                 1,036,989     $    2.225           759,775     $    1.546
                                               ==========     ==========        ==========     ==========

Options exercisable at December 31,               556,867     $    0.548           459,631     $    0.206
                                               ==========     ==========        ==========     ==========
Options available for future grant at
   December 31,                                   185,986                          495,438
                                               ==========                       ==========

Weighted average fair value of
   options granted during the year             $    1.608                       $    3.507
                                               ==========                       ==========


                                                     OUTSTANDING                                 EXERCISABLE
                                  ---------------------------------------------------     ----------------------------
                                                     WEIGHTED-
                                                     AVERAGE                                                WEIGHTED-
                                                     REMAINING          WEIGHTED-                           AVERAGE
                                    NUMBER OF       CONTRACTUAL          AVERAGE            NUMBER OF       EXERCISE
  RANGE OF EXERCISE PRICES           OPTIONS           LIFE           EXERCISE PRICE         OPTIONS         PRICE
----------------------------      -------------   --------------     ----------------     ------------    ------------

 $0.075                                453,682         5.0           $         0.075           453,088     $     0.075
 $0.150 to $0.375                       85,062         7.0           $         0.225            58,156     $     0.222
 $1.120 to $7.500                      498,245         9.4           $         4.524            45,623     $     5.663
                                  -------------                                           ------------
$0.075 to $7.500                     1,036,989         7.3           $         2.225           556,867     $     0.548
                                  =============   ==============     ================     ============     ===========

                                   Continued

                             VOICETEK CORPORATION

6. INCOME TAXES:

     The provision for (benefit from) income taxes consists of the following:

                                       YEARS ENDED DECEMBER 31,
                                       ------------------------
                                         1997            1996
                                       --------        --------
                                            (IN THOUSANDS)
Current:
 Federal                               $               $     22
 State                                        4              33
                                       --------        --------

                                              4              55
                                       --------        --------
Deferred:
 Federal                                  3,729          (2,825)
 State                                      885            (589)
                                       --------        --------

                                          4,614          (3,414)
                                       --------        --------

Total provision for (benefit from)
  income taxes                         $  4,618        $ (3,359)
                                       ========        ========


The following is a reconciliation between the U.S. federal statutory tax rate and the effective tax rate:

                                                    YEARS ENDED
                                                    -----------
                                                   (IN THOUSANDS)
                                                  1997      1996
                                                 ------    ------
U. S. federal statutory tax rate                 (34.0)%     34.0%

State income taxes, net of federal benefit        (5.2)       5.5

Nondeductible expenses                             1.8        3.8

Alternative minimum tax                             --         --

Increase (decrease) in valuation allowance       243.0     (520.4)

Credits carried forward                          (12.2)        --
                                                ------     ------

Effective tax rate                               193.4%    (477.1)%
                                                ======     ======

                                   Continued

                             VOICETEK CORPORATION

   The following represents the significant components of the Company's net deferred tax assets:

                                                              DECEMBER 31,
                                                            1997        1996
                                                          --------    --------
                                                             (IN THOUSANDS)
Deferred tax assets:
   Federal net operating losses                           $  3,959    $  3,303
   Tax credit carryforwards                                    625         334
   Depreciation and amortization                                22          46
   State tax credits and NOL, net of federal benefit           598         473
   Other temporary differences                                 600         458
   Valuation allowance for deferred tax assets              (5,804)         --
                                                          --------    --------

   Net tax asset                                          $     --    $  4,614
                                                          ========    ========

     As of December 31, 1997, the Company had approximately $11,600,000 of net operating loss carryforwards for federal income tax purposes which expire in the years 2004 through 2009. The Company had approximately $3,700,000 of state net operating losses which expire in the years 1997 through 2012. The Company had research and development credits for federal and state income tax purposes of approximately $848,000 and $637,000, which begin to expire at various dates through 2012. The federal and state net operating losses and credits are subject to certain limitations under IRC Section 382 which may affect the Company's ability to utilize them prior to expiration.

     Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved. Management reevaluates the positive and negative evidence periodically.

                                   Continued

                             VOICETEK CORPORATION

7. DEBT:

        The Company's debt consists of the following at December 31:


                                          1997      1996
                                         ------    ------
                                          (IN THOUSANDS)

Revolving line of credit                 $3,210    $2,700

Equipment term loan                       1,099       377

Note payable, net of discount             2,705        --
                                         ------    ------

                                          7,014     3,077

Less current portion                      3,654     2,841
                                         ------    ------

                                         $3,360    $  236
                                         ======    ======


   The aggregate maturities of the Company's debt outstanding at December 31, 1997, are as follows:

YEARS ENDING
DECEMBER 31,      (IN THOUSANDS)

1998                 $3,654
1999                    351
2000                    490
2001                    750
2002 and beyond       1,769
                     ------
                     $7,014
                     ======

   Interest expense on notes payable and long-term debt was $546,000 and $229,000 in 1997 and 1996, respectively.

   In November 1997, the Company amended its revolving credit agreement with a bank to increase its revolving line-of-credit from $5,000,000 to $6,000,000, expiring on November 30, 1998. Outstanding balances under the agreement bear interest at the prime rate plus 0.75% (9.25% and 9.0% at December 31, 1997 and 1996, respectively). The line of credit is collateralized by certain receivables of the Company.

   Amounts borrowed under the term loan agreement are payable in monthly installments over a three-year period at an interest rate of the prime rate plus 1.00% (9.50% and 9.25% at December 31, 1997 and 1996, respectively). The term loan is collateralized by certain equipment of the Company.

   In September 1997, the Company issued a note to a third party for an amount of $3,000,000. The note bears interest at a rate of 10% and is payable in monthly installments commencing on

                                   Continued

                             VOICETEK CORPORATION

     December 31, 2000, with the full amount due by September 30, 2004. The note payable had warrants attached granting the right to purchase 191,327 shares of common stock of the Company at a purchase price of $7.84 per share before September 30, 2004. The fair market value of the warrants at the date of issuance was $295,000, which has been recorded as a discount on the note payable and will be amortized over the term of the note.

     The Company is subject to certain financial covenants under its debt agreements including specified debt to worth ratios and maintenance of a specified capital base and profitability, as defined. At December 31, 1997, the Company was in violation of these covenants on all three loans. The parties involved subsequently waived these covenants.

8.   COMMITMENTS AND CONTINGENCIES:

     The Company occupies manufacturing and office space under an operating lease which expires in October 2002. The Company must pay insurance, maintenance, utilities and a percentage of real estate taxes on the lease.

     Approximate future minimum annual payments under noncancelable operating leases are as follows:


YEARS ENDING
DECEMBER 31,     (IN THOUSANDS)
------------     --------------

1998                 $  333
1999                    350
2000                    414
2001                    429
2002                    429
                     ------
                     $1,955
                     ======

     Rent expense under operating leases was approximately $462,000 and $233,000 in 1997 and 1996, respectively.

     The Company also leases certain equipment under noncancelable capital leases that mature at various dates. The future minimum payments under the capital leases are immaterial.

                                   Continued

                             VOICETEK CORPORATION

9.   EMPLOYEE PLAN:

     As amended on January 1, 1988, the Company approved the establishment of the Voicetek Corporation 401(k) Plan (the "Plan"). Employees are eligible to participate in the Plan by meeting certain requirements, including length of service and minimum age. The Company can elect to make discretionary matching contributions. The annual contributions may not exceed the maximum allowed under the applicable provisions of the Internal Revenue Code.

     The Company has provided for contributions of approximately $74,000 and $58,000 in 1997 and 1996, respectively.


10.  SIGNIFICANT CUSTOMERS AND EXPORT SALES:

     The following represents significant customer revenue:

                                     YEARS ENDED DECEMBER 31,
                                     ------------------------
                                         1997      1996
                                         ----      ----
 Customer A                               24%       24%
 Customer B                               11%       12%
 Customer C                               10%       12%


     Export sales were approximately $8,011,000 and $2,352,000 in 1997 and 1996, respectively.



11.  GOING CONCERN MATTERS:

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

     The Company incurred a net loss in 1997 and used cash to fund operations, and the Company's redeemable convertible preferred stock becomes redeemable at a value of $12,502,000 from August 1, 1998 (see Note 5). These factors indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet its obligations on a timely basis, to comply with the terms of its financing agreements, to obtain additional financing or refinancing as may be required,

                                   Continued

                             VOICETEK CORPORATION
     and ultimately to obtain profitability. The Company is also actively pursuing additional financing through discussions with potential investors.


                                   Continued

                             VOICETEK CORPORATION

                           CONDENSED BALANCE SHEETS
                           (In thousands, unaudited)


                                                                         March 31,     December 31,
                                                                           1998            1997
                                                                         --------       --------
ASSETS
Current assets:
 Cash and cash equivalents                                               $     27       $     96
 Accounts receivable, net                                                   7,932          7,692
 Inventories                                                                2,216          2,177
 Other current assets                                                         522            751
                                                                         --------       --------
    Total current assets                                                   10,697         10,716

Property and equipment, net                                                 4,148          3,445
Other assets                                                                  165             44
                                                                         --------       --------
Total assets                                                             $ 15,010       $ 14,205
                                                                         ========       ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable                                                        $  3,503       $  2,808
 Current portion of debt                                                    3,511          3,654
 Other accrued liabilities                                                  3,403          2,890
                                                                         --------       --------
    Total current liabilities                                              10,417          9,352

Long-term debt, less current portion                                        3,673          3,360

Redeemable convertible preferred stock, at liquidation preference           8,302         12,502

Stockholders' deficit:
 Common stock, $.01 par value: 20,000,000 shares authorized,
    664,423 and 483,989 shares issued and outstanding at
    March 31, 1998 and December 31, 1997, respectively                          9              5
 Additional paid-in-capital                                                10,423          6,210
 Accumulated deficit                                                      (17,814)       (17,224)
                                                                         --------       --------
   Total stockholders' deficit                                             (7,382)       (11,009)
                                                                         --------       --------
Total liabilities and stockholders' deficit                              $ 15,010       $ 14,205
                                                                         ========       ========

                 See notes to condensed financial statements.

                             VOICETEK CORPORATION

                      CONDENSED STATEMENTS OF OPERATIONS
                          (In thousands - unaudited)

                                                                        Three Months Ended
                                                                             March 31,
                                                                        1998            1997
                                                                      --------       --------
Revenues:
 Systems                                                              $  6,332       $  4,527
 Services                                                                1,647          1,818
                                                                      --------       --------
Total revenues                                                           7,979          6,345

Cost of revenues:
 Systems                                                                 1,962          1,617
 Services                                                                1,121          1,112
                                                                      --------       --------
Total cost of revenues                                                   3,083          2,729
                                                                      --------       --------
Gross profit                                                             4,896          3,616

Operating expenses:
 Research and development                                                2,488          1,654
 Sales and marketing                                                     2,188          1,868
 General and administrative                                                608            578
                                                                      --------       --------
Total operating expenses                                                 5,284          4,100
                                                                      --------       --------

Loss from operations                                                      (388)          (484)
Interest expense                                                          (202)           (80)
                                                                      --------       --------
Loss before income taxes                                                  (590)          (564)
Provision for income taxes                                                  --          4,618
                                                                      --------       --------
Net loss                                                                  (590)        (5,182)
Accretion of redeemable convertible preferred stock
  to redemption value                                                      331            301
                                                                      ========       ========
Net loss available to common stockholders                             $   (921)      $ (5,483)
                                                                      ========       ========

                 See notes to condensed financial statements.

                             VOICETEK CORPORATION

                      CONDENSED STATEMENTS OF CASH FLOWS
                          (In thousands - unaudited)

                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                           --------------------
                                                                                             1998         1997
                                                                                           -------      -------
Cash flows from operating activities:
    Net loss                                                                               $  (590)     $(5,182)
    Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation and amortization                                                          394          243
        Provision for doubtful accounts                                                         30            9
        Changes in operating assets and liabilities:
            Accounts receivable                                                               (270)         754
            Inventories                                                                        (39)         (17)
            Other current assets                                                               229         (253)
            Other assets                                                                      (121)          --
            Accounts payable                                                                   695          710
            Other accrued liabilities                                                          513        3,901
                                                                                           -------      -------

                Net cash provided by operating activities                                      841          165
                                                                                           -------      -------

Cash flows from investing activities:
    Additions to property and equipment                                                     (1,097)        (580)
                                                                                           -------      -------

                Net cash used in investing activities                                       (1,097)        (580)

Cash flows from financing activities:
    Net increase (decrease) in revolving line of credit                                       (143)         458
    Proceeds from long term debt                                                               377          209
    Proceeds from exercise of stock options                                                     17            3
    Payments on long term debt                                                                 (64)         (35)
                                                                                           -------      -------

                Net cash provided by financing activities                                      187          635
                                                                                           -------      -------

Net change in cash and cash equivalents                                                        (69)         220

Cash and cash equivalents, beginning of period                                                  96           --
                                                                                           -------      -------

Cash and cash equivalents, end of period                                                   $    27      $   220
                                                                                           =======      =======

Non Cash Transaction:
    Conversion of redeemable convertible preferred stock
        to common stock                                                                    $ 4,200      $    --
                                                                                           =======      =======

                             VOICETEK CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION:

     The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 8-K and
     Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included in the Company's 1997 Annual Report.

2.   INCOME TAXES:

     Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Under the applicable accounting standards, management has considered the Company's history of losses and concluded that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved in the amount of $4,618,000.

3.   SUBSEQUENT EVENT:

     In May 1998, the Company was acquired by Aspect Telecommunications Corporation (Aspect) for cash of $72 million and Aspect options to the stockholders of the Company valued at approximately $11 million. The transaction was accounted for as a purchase.

                     ASPECT TELECOMMUNICATIONS CORPORATION

                  PRO FORMA CONDENSED COMBINING BALANCE SHEET
                           (In thousands, unaudited)

                                                            Aspect          Voicetek
                                                             as of            as of
                                                           March 31,        March 31,      Pro Forma                   Pro Forma
                                                             1998             1998        Adjustments       Notes      Combined
                                                           ---------        ---------     -----------       -----      --------
ASSETS
Current assets:
  Cash and cash equivalents                                $ 59,563          $    27       ($18,326)         2,3,6     $ 41,264
  Short-term investments                                     87,243                0        (61,843)         2,3,6       25,400
  Accounts receivable, net                                   94,866            7,932         (2,071)           4        100,727
  Inventories                                                13,265            2,216           (225)           4         15,256
  Other current assets                                       16,152              522             58            6         16,732
                                                           ---------        ---------     -----------                  --------
     Total current assets                                   271,089           10,697        (82,407)                    199,379
                                                           ---------        ---------     -----------                  --------

Property and equipment, net                                  62,161            4,148              0                      66,309
Intangible assets, net                                       41,022                0         85,892            5        126,914
Other assets                                                  3,138              165              0                       3,303
                                                           ---------        ---------     -----------                  --------
Total assets                                               $377,410          $15,010         $3,485                    $395,905
                                                           =========        =========     ===========                  ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                         $ 12,120          $ 3,503             $0                    $ 15,623
  Current portion of long-term debt                           6,149            3,511         (3,511)           3          6,149
  Accrued compensation and related benefits                  15,740            1,162              0                      16,902
  Other accrued liabilities                                  29,966            1,345          1,265          3,4,6       32,576
  Customer deposits and deferred revenue                     22,637              896              0                      23,533
                                                           ---------        ---------     -----------                  --------
     Total current liabilities                               86,612           10,417         (2,246)                     94,783

Long-term debt, less current portion                          6,607            3,673         (3,673)          1,3         6,607

Redeemable convertible preferred stock
  at liquidation preference                                       0            8,302         (8,302)           1              0

Deferred Tax Liabilities                                          0                0          9,130           5,8         9,130

Shareholders' equity:
  Common stock                                              147,897                9         11,175            2        159,081
  Paid-in-capital                                                 0           10,423        (10,423)          1,2             -
  Net unrealized gain on available-for-sale securities          148                0              0                         148
  Accumulated translation adjustments                        (1,706)               0              0                      (1,706)
  Retained earnings (deficit)                               137,852          (17,814)         7,824          4,7,9      127,862
                                                           ---------        ---------     -----------                  --------
    Total shareholders' equity (deficit)                    284,191           (7,382)         8,576                     285,385
                                                           ---------        ---------     -----------                  --------
Total liabilities and shareholders' equity                 $377,410          $15,010         $3,485                    $395,905
                                                           =========        =========     ===========                  ========


      See notes to pro forma condensed combining financial statements.

                     ASPECT TELECOMMUNICATIONS CORPORATION

             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS (In thousands, except per share amounts - unaudited)

                                                      Aspect            Voicetek
                                                    Year Ended         Year Ended
                                                   December 31,       December 31,       Pro Forma                  Pro Forma
                                                       1997               1997          Adjustments      Notes      Combined
                                                   ------------       ------------      -----------      -----      ---------
Net revenues:
  Product                                            $276,471            $21,314           ($611)          4        $ 297,174
  Customer support                                    114,171              7,503               0                      121,674
                                                    -----------       ------------      -----------                 ---------
Total net revenues                                    390,642             28,817            (611)                     418,848
                                                    -----------       ------------      -----------                 ---------

Cost of revenues:
  Cost of product revenues                             89,529              6,850             318           4           96,697
  Cost of customer support revenues                    79,444              4,937               0                       84,381
                                                    -----------       ------------      -----------                 ---------
Total cost of revenues                                168,973             11,787             318                      181,078
                                                    -----------       ------------      -----------                 ---------
Gross margin                                          221,669             17,030            (929)                     237,770
                                                    -----------       ------------      -----------                 ---------

Operating expenses:
  Research and development                             45,723              7,596           4,119           10          57,438
  Selling, general and administrative                 104,431             10,934           9,833          4,10        125,198
  Purchased in-process technology                       4,910                  0               0                        4,910
  Intellectual property settlement                     14,000                  0               0                       14,000
                                                    -----------       ------------      -----------                 ---------
Total operating expenses                              169,064             18,530          13,952                      201,546
                                                    -----------       ------------      -----------                 ---------

Income (loss) from operations                          52,605             (1,500)        (14,881)                      36,224
Interest and other income (expense), net                7,673               (888)         (3,943)          11           2,842
                                                    -----------       ------------      -----------                 ---------

Income (loss) before income taxes                      60,278             (2,388)        (18,824)                      39,066
Provision for (benefit from) income taxes              25,096              4,618         (10,171)          13          19,543
                                                    -----------       ------------      -----------                 ---------


Net income (loss)                                      35,182             (7,006)         (8,653)                      19,523
Accretion of redeemable convertible preferred stock
    to redemption value                                     0              1,205          (1,205)          14               0
                                                    -----------       ------------      -----------                 ---------
Net income (loss) available to common shareholders    $35,182             (8,211)         (7,448)                    $ 19,523
                                                    ===========       ============      ===========                 =========


Basic earnings per share                              $  0.71                                                        $   0.40
                                                    ===========                                                     =========
Weighted average shares outstanding                    49,302                                                          49,302
                                                    ===========                                                     =========



Diluted earnings per share                           $   0.67                                                        $   0.37
                                                     =========                                                      =========
Weighted average shares outstanding--assuming
    dilution                                           52,307                                                          52,586
                                                     =========                                                      =========


See notes to pro forma condensed combining financial statements.

                     ASPECT TELECOMMUNICATIONS CORPORATION

             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS (In thousands, except per share amounts - unaudited)


                                                              Aspect          Voicetek
                                                           Three Months     Three Months
                                                               Ended           Ended
                                                             March 31,       March 31,       Pro Forma                 Pro Forma
                                                               1998             1998        Adjustments     Notes       Combined
                                                            ----------      ------------    -----------    -------    -----------
Net revenues:
  Product                                                    $77,332           $6,332          ($560)         4         $ 83,104
  Customer support                                            36,125            1,647              -                      37,772
                                                            ----------      ------------    -----------               -----------
Total net revenues                                           113,457            7,979           (560)                    120,876
                                                            ----------      ------------    -----------               -----------

Cost of revenues:
  Cost of product revenues                                    24,372            1,962             23          4           26,357
  Cost of customer support revenues                           24,170            1,121              -                      25,291
                                                            ----------      ------------    -----------               -----------
Total cost of revenues                                        48,542            3,083             23                      51,648
                                                            ----------      ------------    -----------               -----------
Gross margin                                                  64,915            4,896           (583)                     69,228
                                                            ----------      ------------    -----------               -----------

Operating expenses:
  Research and development                                    12,830            2,488          1,030           10         16,348
  Selling, general and administrative                         31,084            2,796          2,233           10         36,113
                                                            ----------      ------------    -----------               -----------
Total operating expenses                                      43,914            5,284          3,263                      52,461
                                                            ----------      ------------    -----------               -----------
Income (loss) from operations                                 21,001             (388)        (3,846)                     16,767
Interest and other income (expense), net                       1,413             (202)          (920)          11            291
                                                            ----------      ------------    -----------               -----------
Income (loss) before income taxes                             22,414             (590)        (4,766)                     17,058
Provision for (benefit from) income taxes                      8,517                -         (1,390)          12          7,127
                                                            ----------      ------------    -----------               -----------
Net income (loss)                                             13,897             (590)        (3,376)                      9,931
Accretion of redeemable convertible preferred stock
    to redemption value                                           -               331           (331)          14              -
                                                            ----------      ------------    -----------               -----------
Net income (loss) available to common shareholders           $13,897            ($921)       ($3,045)                   $  9,931
                                                            ==========      ============    ===========               ===========

Basic earnings per share                                     $  0.28                                                    $   0.20
                                                            ==========                                                ===========
Weighted average shares outstanding                           50,146                                                      50,146
                                                            ==========                                                ===========


Diluted earnings per share                                   $  0.26                                                    $   0.19
                                                            ==========                                                ===========
Weighted average shares outstanding--assuming dilution        53,071                                                      53,446
                                                            ==========                                                ===========


       See notes to pro forma condensed combining financial statements.

                     ASPECT TELECOMMUNICATIONS CORPORATION

          NOTES TO PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

ACQUISITION

VOICETEK CORPORATION - On May 11, 1998, pursuant to an Agreement and Plan of Merger dated April 1, 1998 (the "Merger Agreement") among the Registrant, Venus Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant ("Sub"), and Voicetek Corporation, a Massachusetts corporation ("Voicetek"), related Articles of Merger dated May 11, 1998 between Sub and Voicetek filed with the Secretary of State of the Commonwealth of Massachusetts, and a related Certificate of Merger dated May 11, 1998 filed with the Secretary of State of the State of Delaware, Sub was merged with and into Voicetek and Voicetek, as the surviving corporation, became a wholly-owned subsidiary of the Registrant ("The Merger").

Subsequent to the issuance of the Company's June 30, 1998 condensed consolidated financial statements the SEC issued new guidance on its views regarding the valuation methodology used in determining purchased in-process technology expensed on the date of acquisition. The Company has had discussions with the SEC staff concerning the valuation of purchased in-process technology and other intangible assets acquired in connection with the acquisition of Voicetek Corporation in May 1998 (see "Business Combinations" note). As a result of these discussions, the Company has modified its methods used to value the purchased in-process technology and other intangible assets.

The revised valuation was based on management's estimates of the after tax net cash flows and gives explicit consideration to the SEC's views on purchased in-process technology as set forth in its September 9, 1998 letter to the American Institute of Certified Public Accountants. Specifically, the revised valuation gave consideration to the following: (i) a fair market value premise was employed, excluding any Aspect-specific considerations which would result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets including trademarks/tradenames, patents, copyrights, non-compete agreements, assembled workforce and customer relationships and sales channel; (iii) the value of core technology was explicitly addressed, with a view toward ensuring the relative allocations to core technology and in-process technology were consistent with the relative contributions of each to the final product; (iv) the allocation to in-process technology was based on a calculation that considered only the efforts completed as of the transaction date, and only the cash flow associated with said completed efforts for one generation of the products currently in-process; and (v) it was assessed by the Company's independent accountants and deemed reasonable in light of all the quantitative and qualitative information available.

Aspect recorded a one-time charge of $9.9 million in the second quarter of 1998 for purchased in-process technology related to two development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that each in-process development effort, or any material sub-component, had no alternative future use was reached in consultation with engineering personnel from both Aspect and Voicetek.

The first of these projects is an interactive voice response (IVR) product that represents the next generation of Voicetek's "Generations" platform, ported to a Windows NT environment. The primary project tasks open include porting to Windows NT, compliance to industry standard protocols and various feature enhancements. At the time of acquisition, development remained on all tasks and estimated costs to complete were approximately $1.5 million. The second development project is a suite of personal communications services, which will provide modular, integrated applications for voice activated dialing, single number service, personal assistant call screening and unified message control. At the time of acquisition, most of the remaining development effort was focused on completing one of the applications, voice activated dialing, and additional coding for final feature development, as well as further testing. Estimated costs to complete were approximately $2.2 million. Management expects that both products being developed will become available for sale in fiscal 1999; however, no assurances can be given. Aspect will begin to benefit from the acquired research and development related to these products once they begin shipping. Failure to reach successful completion of these projects could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition or results of operations.

Significant assumptions used to determine the value of in-process technology included several factors, including the following. First, a forecast of net cash flows that were expected to result from the development effort, using projections prepared by Voicetek management, portions of which (1998 and 1999) were provided to Aspect's Board of Directors. Second, a percentage complete for each project (40% for the first project and 50% for the second project) estimated by considering a number of factors, including the costs invested to date relative to the expected total cost of the development effort and the amount of progress completed as of the transaction date, on a technological basis, relative to the overall technological achievements required to achieve the intended functionality of the eventual product. The technological issues were addressed by engineering representatives from both Aspect and Voicetek. Third, discount rates of approximately 28% and 23% respectively, computed under two discount rate scenarios. The first discount rate was equivalent to the discount rate that would be employed in a Fair Value analysis, i.e., one that considers all cash flows associated with the project and resulting product, and therefore represents a blended rate of all the risks associated with the product. The second discount rate employed was moderately lower, and was intended to be reflective of the fact that the "Exclusion Method" only considers the "completed portion" of the development and the cash flow associated with the same. The results of each scenario were not materially different, and our final allocation to in-process research and development was based on an average of the results of the two scenarios for each project. As of September 30, 1998, technological feasibility had not been reached with respect to either project and no significant departures from the assumptions included in the valuation analysis have occurred.

As a result of the revised valuation, the amount of purchase price allocated to in-process technology decreased from $68.2 million to $9.9 million and the amount ascribed to other intangible assets increased from $17.8 million to $89.8 million, including the impact of deferred taxes of $1.4 million and $15.2 million respectively. The Registrant's condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1998 and September 30, 1998 have been restated to reflect the revised valuation. The unaudited pro forma condensed combining financial statements have also been similarly restated to reflect the revised valuation amounts.

Pursuant to the Merger Agreement, the Registrant paid approximately $72 million in cash for all Voicetek common and preferred shares outstanding, converted all outstanding Voicetek options into options to purchase approximately 450,000 shares of Registrant's common stock, and assumed certain operating assets and liabilities of Voicetek. The Registrant has recorded a one-time charge against after-tax earnings of $9.9 million for purchased in-process technology and development expense in the quarter ended June 30, 1998. The source of the funds paid by the Company under the Merger Agreement was the Company's cash and cash equivalents and short-term investments. The purchase price was agreed upon in arms' length negotiation of the terms of the Merger. The Registrant received an opinion from its financial advisor that the Merger was fair to the Registrant's shareholders from a financial point of view. The Merger was treated by the Registrant as a purchase for accounting purposes.

Voicetek is a leading provider of software platforms and application solutions, including highly scalable, mission-critical interactive voice response (IVR) and network-deployed enhanced services solutions.

2.   PRO FORMA ADJUSTMENTS

The accompanying pro forma financial statements are presented in accordance with
Article 11 of Regulation S-X.

The unaudited pro forma condensed combining balance sheet has been prepared as if the acquisition, which was accounted for as a purchase, was completed as of March 31, 1998. The aggregate purchase price, and approximately $3 million of costs directly attributable to the completion of the acquisition have been allocated to the assets and liabilities acquired. The allocation of the purchase price among the identifiable intangible assets was based on estimates of the fair market value of those assets. As a result, $9.9 million was allocated to purchased in-process research and development, which has not yet reached technological feasibility and does not have alternative future uses. This amount was charged to the company's operations in accordance with generally accepted accounting principles in the quarter ended June 30, 1998.

To prepare the pro forma unaudited condensed combining statements of operations, the Aspect Telecommunications ("Aspect") statement of income for the year ended December 31, 1997 has been combined with the statement of operations of Voicetek for the year ended December 31, 1997. Also, the Aspect statement of income for the three months ended March 31, 1998 has been combined with the statement of operations of Voicetek for the three months ended March 31, 1998. This method of combining the companies is only for the presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the companies will be combined from the effective date of the acquisition, with no retroactive restatement.

The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of Aspect and Voicetek.

The unaudited pro forma condensed combining statements of operations do not include the one-time $9.9 million charge for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. This charge will be included in the actual consolidated statement of income of Aspect in the second quarter of fiscal 1998.

The following pro forma adjustments have been made to the pro forma condensed combining financial statements.

(1) Reflects exercise of warrants and conversion of Voicetek preferred stock to Voicetek common stock.

(2) Reflects cash paid of approximately $72 million and options issued valued at approximately $11 million to the stockholders of Voicetek.

(3) Reflects payments of Voicetek line of credit, equipment term loan, and note payable.

(4) Reflects adjustments to conform to Aspect's accounting policies for revenue recognition, allowance for doubtful accounts, inventory reserves and certain accrued liabilities.

(5) Reflects the allocation of purchase price to the intangible assets identified in the purchase price allocation and the related deferred tax.

(6) Reflects the payment and accrual of estimated costs directly attributable to the completion of the acquisition of approximately $3 million.

(7)  Reflects the elimination of Voicetek's shareholders' equity.

(8) Reflects the reversal of valuation reserve related to deferred tax assets of $5.5 million arising from the estimated future benefit of Voicetek's net operating loss carryforwards.

(9) Includes the one-time charge of $9.9 million for purchased in-process technology identified in the purchase price allocation.

(10) Reflects pro forma amortization of the purchased intangibles over the estimated useful life ranging from four to seven years of $13.1 million for the year ended December 31, 1997 and $3.3 million for the three months ended March 31, 1998.

(11) Reflects interest that would not have been earned, offset by interest expense that would not have been incurred.

(12) Reflects the tax effect of pro forma adjustments at the statutory rate and the additional tax benefit of Voicetek net operating losses.

(13) Reflects the tax effect of pro forma adjustments at the statutory rate, the additional tax benefit of Voicetek net operating losses, and the reversal of Voicetek tax provision.

(14) Reflects the reversal of Voicetek's accretion of redeemable convertible preferred stock to redemption value.

                                      F-31